2001 Spring Road, Suite 400, Oak Brook, I L 60523-3930 • (630) 954-3773 • www.portillos.com

July 22, 2026

Mr. Kevin Kalicak,

Portillo’s Hot Dogs, LLC, is pleased to offer you the position of Chief Financial Officer on our bun-believable team. Your leadership, passion for restaurants, and drive for results will help Portillo’s deliver our next phase of growth. We are thrilled to welcome you to a company rooted in the values of Family, Greatness, Energy, and Fun. These influence how we lead, support one another, and deliver memorable experiences for our Guests and Team Members.

Your anticipated start date is September 7, 2026. This position is based at the Restaurant Support Center (RSC) in Oak Brook, Illinois. Executive leaders are expected to work at the RSC Monday through Thursday, with flexibility based on business needs, travel requirements, and other circumstances. We believe that regular in-person collaboration fosters stronger relationships, accelerates decision-making, and strengthens the connections that drive our business forward.

You will report to the Chief Executive Officer and will perform the duties and responsibilities customarily associated with the position, as well as other such duties as may be assigned by the Company.

COMPENSATION

Salary: Your base salary is $500,000 annually and is paid on a bi-weekly pay cycle with 26 pay periods per year. Paydays occur every Friday after the end of each pay period.

Annual Incentive Bonus: You will be eligible to participate in the RSC Annual Incentive Bonus Program, which currently provides a target annual cash incentive opportunity, equal to 75% of your base salary. Participation in this program, including any payout, is subject to its terms and Company discretion.

As part of your sign-on package, you will be eligible to receive a guaranteed gross cash payment of $187,500 in respect of the 2026 incentive bonus plan year. The payment is expected to be made at the same time annual incentive awards are paid, currently anticipated to occur in March 2027. Eligibility for this payment is conditioned upon your remaining actively employed and in good standing with the Company through the payment date. If your employment is terminated for Cause or if you voluntarily resign prior to the bonus payment date, you will not be eligible to receive the guaranteed payout.

While the Company currently intends to offer annual cash incentive plans in future years, the continued offering of any such plan and the opportunity percentage will be at the sole discretion of the Company’s Compensation Committee and Board of Directors.
Inaugural Sign-On Award: You will receive a one-time cash award of $100,000 (“Cash Award”) payable to you within thirty days of your Start Date. If your employment with the Company is terminated for cause or due to voluntary resignation prior to the one-year anniversary of your Start Date, you shall be required to repay the Company the gross value of the Cash Award within thirty days of your date of termination.

Sign-On Inducement Equity Grant Award: To support your transition, the Company will grant you a one-time sign-on equity award with a target grant value of $825,000 in Restricted Stock Units (RSUs), vesting ratably over three years, subject to the terms and conditions of the Company's Equity Incentive Plan. This new hire grant will be made on September, XX, 2026.

The number of RSU shares will be determined using the closing price of the Company’s common stock on the grant date of the award.

Annual Equity Award: You will be eligible to participate in Portillo’s 2021 Equity Incentive Plan, subject to the terms of the plan and the approval of the Compensation Committee. Annual equity grants are typically awarded in April.

Your target annual long-term incentive award opportunity will be $750,000. The award is currently intended to consist of:

•50% Restricted Stock Units (RSUs), with a target grant value of $325,000; and
•50% Performance Stock Units (PSUs), with a target grant value of $325,000.

The number of RSUs and target PSUs granted will be determined based on the closing price of Portillo's common stock on the grant date.

RSUs are expected to vest over a three-year period, with one-third (1/3) vesting on each of the first three anniversaries of the grant date, subject to the terms and conditions of the applicable award agreement.

Any PSUs earned will vest following the completion of the applicable three-year performance period based on the achievement of performance metrics established by the Compensation Committee and set forth in the applicable PSU award agreement.

While the Company currently anticipates making annual equity awards in future years, any future awards, including their timing, amount, form, vesting terms, and performance criteria, will be determined in the sole discretion of the Compensation Committee of the Board of Directors.

Relocation: You will receive up to $100,000 to assist with eligible relocation expenses, subject to and in accordance with the Company’s Relocation Agreement (copy enclosed). This up to amount includes the grossed-up taxes reflecting applicable taxes. Eligible amounts will be reimbursed to you upon submission of receipts, or as funds paid directly by Portillo’s in the event that we are able to assist you with moving company or otherwise. Given the importance of this role’s connection to our teams and operations, your acceptance of this offer includes your commitment to relocate your primary residence to the Chicagoland area within five (5) months of your employment start date.

During this transition period, you will be expected to meet the in-office and travel expectations of the role. Any adjustment to the relocation timeline must be approved in writing by the Company.

Severance Program: You are eligible to participate in Portillo’s executive severance program in accordance with its terms and conditions.

Performance and Salary Review. You will participate in the Company's annual salary review process in accordance with Company policies. Salary increases are not guaranteed, and due to the timing of your hire, you will not be eligible for consideration in the upcoming review cycle.

Inaugural Sign-On Award: You will receive a one-time cash award of $100,000 (“Cash Award”) payable to you within thirty days of your Start Date. If your employment with the Company is terminated for cause or due to voluntary resignation prior to the one-year anniversary of your Start Date, you shall be required to repay the Company the gross value of the Cash Award within thirty days of your date of termination.

Sign-On Inducement Equity Grant Award: To support your transition, the Company will grant you a one-time sign-on equity award with a target grant value of $825,000 in Restricted Stock Units (RSUs), vesting ratably over three years, subject to the terms and conditions of the Company's Equity Incentive Plan. This new hire grant will be made on September 7, 2026.

The number of RSU shares will be determined using the closing price of the Company’s common stock on the grant date of the award.

Annual Equity Award: You will be eligible to participate in Portillo’s 2021 Equity Incentive Plan, subject to the terms of the plan and the approval of the Compensation Committee. Annual equity grants are typically awarded in April.

Your target annual long-term incentive award opportunity will be $750,000. The award is currently intended to consist of:

•50% Restricted Stock Units (RSUs), with a target grant value of $325,000; and
•50% Performance Stock Units (PSUs), with a target grant value of $325,000.

The number of RSUs and target PSUs granted will be determined based on the closing price of Portillo's common stock on the grant date.

RSUs are expected to vest over a three-year period, with one-third (1/3) vesting on each of the first three anniversaries of the grant date, subject to the terms and conditions of the applicable award agreement.

Any PSUs earned will vest following the completion of the applicable three-year performance period based on the achievement of performance metrics established by the Compensation Committee and set forth in the applicable PSU award agreement.

While the Company currently anticipates making annual equity awards in future years, any future awards, including their timing, amount, form, vesting terms, and performance criteria, will be determined in the sole discretion of the Compensation Committee of the Board of Directors.

Relocation: You will receive up to $100,000 to assist with eligible relocation expenses, subject to and in accordance with the Company’s Relocation Agreement (copy enclosed). This up to amount includes the grossed-up taxes reflecting applicable taxes. Eligible amounts will be reimbursed to you upon submission of receipts, or as funds paid directly by Portillo’s in the event that we are able to assist you with moving company or otherwise. Given the importance of this role’s connection to our teams and operations, your acceptance of this offer includes your commitment to relocate your primary residence to the Chicagoland area within five (5) months of your employment start date. During this transition period, you will be expected to meet the in-office and travel expectations of the role. Any adjustment to the relocation timeline must be approved in writing by the Company.

Severance Program: You are eligible to participate in Portillo’s executive severance program in accordance with its terms and conditions.

Performance and Salary Review. You will participate in the Company's annual salary review process in accordance with Company policies. Salary increases are not guaranteed, and due to the timing of your hire, you will not be eligible for consideration in the upcoming review cycle.

Technology Allowance: You will receive a monthly technology allowance of $40 to support business-related technology and connectivity expenses. The allowance will be paid through the Company's regular payroll process.

Your compensation is subject to modification during your employment in accordance with the
Company’s practices, policies, and procedures.

PERKS & BENEFITS TO HELP YOU THRIVE

At Portillo’s, we believe in supporting you both at work and in life. In addition to competitive pay, we offer a variety of benefits and perks designed to enhance your health, financial well-being, and work-life balance.

Health & Wellbeing: We offer medical, prescription drug, dental, vision, flexible spending accounts, voluntary benefits, and life/AD&D and disability insurance benefits for you and your eligible dependents.

Your coverage begins on the first day of the month following 60 days of employment.

Retirement: Portillo’s wants to help you build a foundation for a secure future.

•401(k) Savings Plan: You will be eligible to participate 90 days after your date of hire. You may elect to contribute up to 50% of your salary, subject to federal limits.

•Non-Qualified Deferred Plan (NQDC): Highly compensated team members may be eligible to participate.
•Financial Planning: Personalized financial, tax, retirement, and wealth planning services for Executives.

Time Off:

•Unlimited Paid Time Off: Portillo’s offers unlimited time off for Directors, Vice Presidents, and Executive Level Team Members. Individuals are expected to use their reasonable judgment and professional discretion when requesting time off for any reason. This includes considering the Company’s business and operational requirements. Time off should be reasonably requested and approved in advance.
•Holidays: The Restaurant Support Center observes nine paid holidays when the office is closed.

More Ways We Support You: From education assistance and free Portillo’s food to exclusive discounts, perks, and our Employee Assistance Program (EAP)—we’re committed to helping you grow, recharge, and enjoy life.

WHAT YOU NEED TO KNOW

•Getting Paid: During onboarding, you’ll choose how to receive your paycheck—Direct Deposit or Paycard.
•Work Authorization: Please bring documents for your I-9 verification on your first day.

All offer details, including compensation, bonus plans, and benefits, are subject to change based on business needs, company policies, and any future changes to your position. This is an offer of employment only and should not be construed as an employment contract. Your employment with the Company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement (attached), successful Background Check, References, and final approval by the Company’s Compensation Committee.

We look forward to having you join Portillo’s.

Jill Waite
Chief People Officer
Portillo’s Hot Dogs, LLC

I hereby accept the contingent offer as Chief Financial Officer of Portillo’s Hot Dogs, LLC

/s/ Kevin Kalicak_______________
Signature

8/3/2026
Date

This Relocation Agreement is made by and between Portillo’s Hot Dogs, LLC (hereinafter “Portillo’s” or “the Company”), and Kevin Kalicak, a Team Member or prospective Team Member of Portillo’s (hereinafter “Team Member”) and they agree to the following terms:

A.Portillo’s and Team Member agree that Team Member will relocate to Illinois, to reside in or near the area of Team Member’s future employment at Portillo’s Restaurant Support Center in Oak Brook, Illinois.

B.In exchange for Team Member agreeing to relocate to reside near the Restaurant Support Center in Oak Brook, Illinois, Portillo’s agrees to reimburse Team Member’s relocation expenses up to $100,000 (“Relocation Reimbursement”). These amounts will be reimbursed to Team Member upon submission of supporting receipts, or as funds paid directly by Portillo’s to a moving company. This up to amount includes the grossed-up taxes reflecting applicable taxes. All relocation expenses above and beyond the Relocation Reimbursement are the Team Member’s responsibility.

C.Portillo’s is not responsible for any loss, damage, theft or destruction of any property belonging to Team Member or any member of his or her household that occurs in connection with the relocation process. Team Member agrees to hold Portillo’s harmless from any liability for loss, damage, theft or destruction of property belonging to Team Member or a member of his or her household.

D.The Relocation Reimbursement to Team Member is conditioned upon Team Member remaining employed by Portillo’s for at least one (1) year following the relocation. Should Team Member’s employment be terminated by Portillo’s for Cause, or if Team Member voluntarily resigns within one (1) year of his/her starting date, Team Member will be required to repay Portillo’s the full cost of the Relocation Reimbursement. Should Team Member’s employment be terminated for Cause by Portillo’s or if Team Member voluntarily resigns after the first year but prior to the second anniversary of Team Member’s start date, Team Member will be required to repay Portillo’s one-half of the Relocation Reimbursement. Repayment requirements will be based on the gross payment amount and not the net amount and shall be made within ten (10) business days of separation from employment with Portillo’s.

PORTILLO’S HOT DOGS, LLC    TEAM MEMBER
Name: /s/ Jill Waite_____________ Name: /s/ Kevin Kalicak__________

Date: 8/3/2026     Date: 8/3/2026